UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2011

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

651-484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2011, the Board of Directors of Angeion Corporation (“Angeion” or the “Company”) authorized an addendum to the May 26, 2011 letter agreement between the Company and Gregg O. Lehman, Ph.D., approving new compensation arrangements in relation to Dr. Lehman’s July 14, 2011 appointment as Chief Executive Officer. As previously reported, Dr. Lehman was appointed interim Chief Executive Officer effective May 24, 2011 and appointed Chief Executive Officer and appointed to the Angeion Board of Directors effective July 14, 2011.

This addendum establishes a base salary of $350,000 annually, effective as of July 14, 2011, the date Dr. Lehman was appointed Chief Executive Officer, grants 21,435 shares as a restrictive stock award vesting over three years, outlines performance equity awards to be granted in relation to fiscal years 2012, 2013 and 2014 with a nominal value of one-third of Dr. Lehman’s then-current base salary, provides for variable compensation as a participant in the Angeion Corporation management incentive program with target cash payout of 50% of base salary (prorated from May 24, 2011 for the year ended October 31, 2011), and provides reimbursements to Dr. Lehman for maintenance of temporary residence, commuting and automobile use, plus additional income tax gross up payments. The addendum also specifies vesting criteria for restrictive stock awards and performance share grants in the event of a change in control of the Company and contemplates the completion of a change in control agreement with Dr. Lehman prior to the end of the current fiscal year on October 31, 2011. Dr. Lehman will not be paid any additional compensation for his service on the Angeion Board of Directors.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d) Exhibit

The following is filed as an Exhibit to this Report:

Exhibit No.	Description of Exhibit

99.1	Addendum dated August 4, 2011 to Gregg O. Lehman Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: August 8, 2011	By	/s/ Robert M. Wolf
Robert M. Wolf Chief Financial Officer

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